UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2004

Kana Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27163	77-0435679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 614-8300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Please see description of employment offer letter with John M. Thompson under Item 5.02 of this report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 18, 2004, John M. Thompson, age 58, will join Kana Software, Inc. (KANA) as CFO, reporting directly to Chuck Bay, KANA’s CEO. Mr. Thompson was most recently CFO at Veraz Networks, a provider of Voice over IP solutions to the telecom industry, from January 2003 until October 2004. Prior to joining Veraz, Mr. Thompson served as VP Finance and CFO for Interwise, a provider of web-based communication products, from April 2001 to December 2002, and CFO and VP Finance for Manage.com, a software company, from December 1998 to October 2000.

Pursuant to an employment offer letter to Mr. Thompson dated October 8, 2004, KANA agreed to pay Mr. Thompson an annual salary of $235,000, and to grant Mr. Thompson an option to purchase 350,000 shares of KANA common stock at an exercise price equal to the fair market value of KANA’s common stock on the date of grant. The option would vest and become exercisable over four years, subject to a six month cliff, and, if there is a change in control of 50% or more of the outstanding stock of KANA, and following such change in control Mr. Thompson is not offered a similar position in the combined entity as he held in KANA prior to the change in control, then all unvested shares will immediately become vested and exercisable. In addition, should Mr. Thompson be terminated without cause, he would be entitled to severance pay and option vesting for one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ Michelle Philpot
Michelle Philpot
Acting Chief Financial Officer

Date: October 14, 2004